The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and underlying supplement do not constitute an offer to sell the Notes and we are not soliciting an offer to buy the Notes in any state where the offer or sale is not permitted.

Subject to Completion. Dated November 10, 2026

Pricing Supplement dated November , 2026	Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-287303

Barclays Bank PLC Trigger Callable Yield Notes

Linked to the lesser performing of the Nasdaq-100 Index® and the Russell 2000® Index due on or about February 16, 2028

Investment Description

The Trigger Callable Yield Notes (the “Notes”) are unsecured and unsubordinated debt obligations issued by Barclays Bank PLC (the “Issuer”) linked to the lesser performing of the Nasdaq-100 Index® and the Russell 2000® Index (each an “Underlying” and together the “Underlyings”). On a monthly basis, unless the Notes have been previously called, the Issuer will pay you a coupon (the “Monthly Coupon”) on each Coupon Payment Date regardless of the performance of either Underlying. The Issuer may, at its election, call the Notes on any monthly Optional Call Notice Date, beginning on February 11, 2027, regardless of the Closing Level of either Underlying on that Optional Call Notice Date. If the Issuer elects to call the Notes prior to maturity, the Issuer will pay the principal amount of your Notes plus the Monthly Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes. If the Issuer does not elect to call the Notes prior to maturity and the Closing Level of each Underlying on the Final Valuation Date (the “Final Underlying Level”) is greater than or equal to its Downside Threshold, the Issuer will pay you a cash payment at maturity equal to the principal amount of your Notes plus the final Monthly Coupon. However, if the Final Underlying Level of either Underlying is less than its Downside Threshold, at maturity, the Issuer will pay the final Monthly Coupon, but will repay less than the principal amount, if anything, resulting in a percentage loss of principal equal to the negative Underlying Return of the Underlying with the lower Underlying Return (the “Lesser Performing Underlying”). In this case, you will have full downside exposure to the Lesser Performing Underlying from its Initial Underlying Level to its Final Underlying Level, and could lose all of your principal. Investing in the Notes involves significant risks. You may lose a significant portion or all of your principal. You will be exposed to the market risk of each Underlying and any decline in the level of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlying. The Final Underlying Level of each Underlying is observed relative to its Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Generally, the higher the Coupon Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is limited to the Monthly Coupons paid on the Notes until maturity or earlier call, and you will not participate in any appreciation of either Underlying. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Features	Key Dates[1]

❑	Monthly Coupon: Unless the Notes have been previously called, the Issuer will pay you a Monthly Coupon on each Coupon Payment Date regardless of the performance of either Underlying. In exchange for the opportunity to receive the Monthly Coupon payments, you are accepting the risk of losing some or all of your principal amount and the credit risk of the Barclays Bank PLC for all payments under the Notes.
❑	Issuer Call: The Issuer may, at its election and upon written notice to the trustee, call the Notes on any monthly Optional Call Notice Date, beginning on February 11, 2027, regardless of the Closing Level of either Underlying on that Optional Call Notice Date. If the Notes are called, the Issuer will pay the principal amount of your Notes plus the Monthly Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.
❑	Downside Exposure with Contingent Repayment of Principal at Maturity: If the Notes are not called and the Final Underlying Level of each Underlying is greater than or equal to its Downside Threshold, the Issuer will pay you a cash payment at maturity equal to the principal amount of your Notes plus the final Monthly Coupon. However, if the Final Underlying Level of either Underlying is less than its Downside Threshold, at maturity, the Issuer will pay the final Monthly Coupon, but will repay less than your principal amount, if anything, resulting in a percentage loss of principal equal to the negative Underlying Return of the Lesser Performing Underlying. The Final Underlying Level of each Underlying is observed relative to its Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.

Trade Date:	November 11, 2026
Settlement Date:	November 16, 2026
Optional Call Notice Dates:	Monthly (commencing February 11, 2027) (see page PS-6)
Coupon Payment Dates:	Monthly (see page PS-6)
Final Valuation Date:	February 11, 2028
Maturity Date:	February 16, 2028
[1]	The Trade Date, the Final Valuation Date, the Coupon Payment Dates and the Maturity Date are subject to postponement. See “Indicative Terms” on page PS-6 of this pricing supplement.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE LESSER PERFORMING UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE PS-8 OF THIS PRICING SUPPLEMENT AND “RISK FACTORS” BEGINNING ON PAGE S-9 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR PRINCIPAL AMOUNT. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

NOTWITHSTANDING AND TO THE EXCLUSION OF ANY OTHER TERM OF THE NOTES OR ANY OTHER AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS BETWEEN BARCLAYS BANK PLC AND ANY HOLDER OR BENEFICIAL OWNER OF THE NOTES (OR THE TRUSTEE ON BEHALF OF THE HOLDERS OF THE NOTES), BY ACQUIRING THE NOTES, EACH HOLDER OR BENEFICIAL OWNER OF THE NOTES ACKNOWLEDGES, ACCEPTS, AGREES TO BE BOUND BY AND CONSENTS TO THE EXERCISE OF, ANY U.K. BAIL-IN POWER BY THE RELEVANT U.K. RESOLUTION AUTHORITY. SEE “CONSENT TO U.K. BAIL-IN POWER” ON PAGE PS-4 OF THIS PRICING SUPPLEMENT.

Note Offering

We are offering Trigger Callable Yield Notes linked to the lesser performing of the Nasdaq-100 Index® and the Russell 2000® Index. The Coupon Rate will be set and the Initial Underlying Level and corresponding Downside Threshold for each Underlying will be determined on the Trade Date. The Notes are offered at a minimum investment of 100 Notes at $10 per Note (representing a $1,000 investment), and integral multiples of $10 in excess thereof.

Underlying	Coupon Rate	Initial Underlying Level*	Downside Threshold**	CUSIP / ISIN
Nasdaq-100 Index® (NDX)	10.60% to 11.10% per annum	•	65.00% of the Initial Underlying Level	06749P180 / US06749P1802
Russell 2000® Index (RTY)		•	65.00% of the Initial Underlying Level

* The Initial Underlying Level of each Underlying will be the Closing Level of that Underlying on the Trade Date.

** Rounded to two decimal places for the Nasdaq-100 Index® and rounded to three decimal places for the Russell 2000® Index

See “Additional Information about Barclays Bank PLC and the Notes” on page PS-2 of this pricing supplement. The Notes will have the terms specified in the prospectus dated May 15, 2025, the prospectus supplement dated May 15, 2025, the underlying supplement dated May 15, 2025 and this pricing supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

	Initial Issue Price[1,2]	Underwriting Discount[2]	Proceeds to Barclays Bank PLC
Per Note	$10	$0	$10
Total	$•	$•	$•

1 Our estimated value of the Notes on the Trade Date, based on our internal pricing models, is expected to be between $9.477 and $9.977 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-3 of this pricing supplement.

2 All sales of the Notes will be made to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment advisor. UBS Financial Services Inc. will act as placement agent at an initial issue price of $10 per Note and will not receive a sales commission. See “Supplemental Plan of Distribution” below.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Notes

You should read this pricing supplement together with the prospectus dated May 15, 2025, as supplemented by the prospectus supplement dated May 15, 2025 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part, and the underlying supplement dated May 15, 2025. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Key Risks” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

If the terms set forth in this pricing supplement differ from those set forth in the prospectus, prospectus supplement or underlying supplement, the terms set forth herein will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000119312525120720/d925982d424b2.htm

♦	Prospectus supplement dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000095010325006051/dp228678_424b2-prosupp.htm

♦	Underlying supplement dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000095010325006053/dp228705_424b2-underl.htm

Our SEC file number is 1-10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC. In this pricing supplement, “Notes” refers to the Trigger Callable Yield Notes that are offered hereby, unless the context otherwise requires.

Additional Information Regarding Our Estimated Value of the Notes

The range of the estimated values of the Notes referenced above may not correlate on a linear basis with the range for the Coupon Rate set forth in this pricing supplement. We determined the size of the range for the Coupon Rate based on prevailing market conditions, as well as the anticipated duration of the marketing period for the Notes. The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public (the “Trade Date”) based on prevailing market conditions on or prior to the Trade Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Trade Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Trade Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately three months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page PS-8 of this pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Trade Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their Trade Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes of such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or the amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Key Risks—Risks Relating to the Issuer—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Selected Purchase Considerations

The Notes may be appropriate for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire principal amount.

♦	You can tolerate a loss of a significant portion or all of your principal amount and are willing to make an investment that may have the full downside market risk of an investment in the Lesser Performing Underlying.

♦	You are willing and able to accept the individual market risk of each Underlying and understand that any decline in the level of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlying.

♦	You believe the Final Underlying Level of each Underlying is not likely to be less than its Downside Threshold and, if the Final Underlying Level of either Underlying is less than its Downside Threshold, you can tolerate a loss of a significant portion or all of your principal amount.

♦	You understand and accept that you will not participate in any appreciation of either Underlying, which may be significant, and that your return potential on the Notes is limited to the Monthly Coupons paid on the Notes until maturity or earlier call.

♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the Underlyings.

♦	You are willing and able to hold Notes that the Issuer may elect to call on any monthly Optional Call Notice Date, beginning on February 11, 2027, and you are otherwise willing and able to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦	You would be willing to invest in the Notes if the Coupon Rate were set equal to the bottom of the range specified on the cover of this pricing supplement (the actual Coupon Rate will be set on the Trade Date).

♦	You are willing to forgo any dividends paid on the securities composing the Underlyings.

♦	You understand and are willing to accept the risks associated with each Underlying.

♦	You are willing and able to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments under the Notes and understand that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you under the Notes, including any repayment of principal.

The Notes may not be appropriate for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire principal amount.

♦	You require an investment designed to provide a full return of principal at maturity, you cannot tolerate a loss of a significant portion or all of your principal amount or you are not willing to make an investment that may have the full downside market risk of an investment in the Lesser Performing Underlying.

♦	You are unwilling or unable to accept the individual market risk of each Underlying or do not understand that any decline in the level of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlying.

♦	You believe the Final Underlying Level of either Underlying is likely to be less than its Downside Threshold, which could result in a total loss of your principal amount.

♦	You seek an investment that participates in the full appreciation of either or both of the Underlyings and whose return is not limited to the Monthly Coupons paid on the Notes until maturity or earlier call.

♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the Underlyings.

♦	You are unable or unwilling to hold Notes that the Issuer may elect to call on any monthly Optional Call Notice Date, beginning on February 11, 2027, or you are unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

♦	You would be unwilling to invest in the Notes if the Coupon Rate were set equal to the bottom of the range specified on the cover of this pricing supplement (the actual Coupon Rate will be set on the Trade Date).

♦	You prefer to receive any dividends paid on the securities composing the Underlyings.

♦	You do not understand or are not willing to accept the risks associated with each Underlying.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional fixed income investments with comparable maturities and credit ratings.

♦	You are not willing or are unable to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments due to you under the Notes, including any repayment of principal.

The considerations identified above are not exhaustive. Whether or not the Notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page PS-8 of this pricing supplement and the “Risk Factors” beginning on page S-9 of the prospectus supplement for risks related to an investment in the Notes. For more information about the Underlyings, please see the sections titled “Nasdaq-100 Index®” and “Russell 2000® Index” below.

Indicative Terms[1]
Issuer:	Barclays Bank PLC
Principal Amount:	$10 per Note (subject to minimum investment of 100 Notes)
Term[2]:	Approximately 1.25 years, unless called earlier at the election of the Issuer. See “Key Dates” on the cover of this pricing supplement.[2]
Reference Assets:	The Nasdaq-100 Index® (Bloomberg ticker symbol “NDX<Index>”) and the Russell 2000® Index (Bloomberg ticker symbol “RTY<Index>”) (each an “Underlying” and together the “Underlyings”)
Issuer Call:	The Issuer may elect to call the Notes on any monthly Optional Call Notice Date, beginning on February 11, 2027, regardless of the Closing Level of either Underlying on that Optional Call Notice Date. If the Notes are called, the Issuer will pay the principal amount of your Notes plus the Monthly Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.
Optional Call Notice Dates:	February 11, 2027, March 11, 2027, April 12, 2027, May 11, 2027, June 11, 2027, July 12, 2027, August 11, 2027, September 13, 2027, October 12, 2027, November 12, 2027, December 13, 2027 and January 12, 2028
Call Settlement Dates[2]:	The Coupon Payment Date immediately following the applicable Optional Call Notice Date
Monthly Coupon:	The Monthly Coupon is a fixed amount payable monthly based on the per annum Coupon Rate, regardless of the performance of either Underlying, subject to an earlier call at the discretion of the Issuer.
Coupon Rate:	The Coupon Rate is between 10.60% and 11.10% per annum. Accordingly, the Monthly Coupon payable on each Coupon Payment Date is equal to between $0.0883 and $0.0925 per Note.
Coupon Payment Dates[2]:	December 15, 2026, January 14, 2027, February 16, 2027, March 15, 2027, April 14, 2027, May 13, 2027, June 15, 2027, July 14, 2027, August 13, 2027, September 15, 2027, October 14, 2027, November 16, 2027, December 15, 2027, January 14, 2028 and the Maturity Date
Payment at Maturity (per Note):

If the Issuer does not elect to call the Notes and the Final Underlying Level of each Underlying is greater than or equal to its Downside Threshold, the Issuer will pay you a cash payment on the Maturity Date equal to $10 per Note plus the final Monthly Coupon.

If the Issuer does not elect to call the Notes and the Final Underlying Level of either Underlying is less than its Downside Threshold, on the Maturity Date, the Issuer will pay you the final Monthly Coupon, but will repay less than your principal amount, resulting in a percentage loss of principal equal to the negative Underlying Return of the Lesser Performing Underlying. You will receive a cash payment on the Maturity Date per Note, calculated as follows:

[$10 × (1 + Underlying Return of the Lesser Performing Underlying)] + final Monthly Coupon

Accordingly, you may lose a significant portion or all of your principal at maturity, depending on how much the Lesser Performing Underlying declines, regardless of the performance of the other Underlying. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Underlying Return:	With respect to each Underlying: Final Underlying Level – Initial Underlying Level Initial Underlying Level
Lesser Performing Underlying:	The Underlying with the lower Underlying Return
Downside Threshold:	With respect to each Underlying, a percentage of the Initial Underlying Level of that Underlying, as specified on the cover of this pricing supplement
Initial Underlying Level:	With respect to each Underlying, the Closing Level of that Underlying on the Trade Date
Final Underlying Level:	With respect to each Underlying, the Closing Level of that Underlying on the Final Valuation Date
Closing Level:	With respect to each Underlying, Closing Level has the meaning set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC
[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement. The Underlyings and the terms of the Notes are subject to adjustment by the Calculation Agent and the Maturity Date may be accelerated, in each case under certain circumstances as set forth in the accompanying prospectus supplement. See “Key Risks—Risks Relating to the Underlyings” below.

[2]	Subject to postponement in certain circumstances, as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Equity Index as a Reference Asset,” “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds, Equity Indices and/or Equity Futures Indices” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement

Investment Timeline

Trade Date:	The Closing Level of each Underlying (the Initial Underlying Level) is observed, the Coupon Rate is set and the Downside Threshold of each Underlying is determined.

Monthly (callable by Issuer at its election beginning February 11, 2027):

The Issuer will pay you the applicable Monthly Coupon.

The Issuer may, at its election and upon written notice to the trustee, call the Notes on any monthly Optional Call Notice Date, beginning on February 11, 2027, regardless of the Closing Level of either Underlying on that Optional Call Notice Date. If the Issuer elects to call the Notes, the Issuer will pay the principal amount of your Notes plus the Monthly Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.

Maturity Date:

The Final Underlying Level of each Underlying is determined as of the Final Valuation Date.

If the Issuer does not elect to call the Notes and the Final Underlying Level of each Underlying is greater than or equal to its Downside Threshold, the Issuer will pay you a cash payment on the Maturity Date equal to $10 per Note plus the final Monthly Coupon.

If the Issuer does not elect to call the Notes and the Final Underlying Level of either Underlying is less than its Downside Threshold, on the Maturity Date, the Issuer will pay you the final Monthly Coupon, but will repay less than your principal amount, resulting in a percentage loss of principal equal to the negative Underlying Return of the Lesser Performing Underlying. You will receive a cash payment on the Maturity Date per Note, calculated as follows:

[$10 × (1 + Underlying Return of the Lesser Performing Underlying)] + final Monthly Coupon

Accordingly, you may lose a significant portion or all of your principal at maturity, depending on how much the Lesser Performing Underlying declines, regardless of the performance of the other Underlying.

Investing in the Notes involves significant risks. You may lose a significant portion or all of your principal amount. You will be exposed to the market risk of each Underlying and any decline in the level of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlying. The Final Underlying Level of each Underlying is observed relative to its Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Generally, the higher the Coupon Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is limited to the Monthly Coupons paid on the Notes until maturity or earlier call, and you will not participate in any appreciation of either Underlying. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in either or both Underlyings or the securities composing the Underlyings. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Notes Generally

♦	You may lose a significant portion or all of your principal — The Notes differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount of the Notes at maturity. If the Issuer does not elect to call the Notes, at maturity, the Issuer will pay you the principal amount of your Notes only if the Final Underlying Level of each Underlying is greater than or equal to its Downside Threshold and will make such payment only at maturity. If the Issuer does not elect to call the Notes and the Final Underlying Level of either Underlying is less than its Downside Threshold, you will receive the final Monthly Coupon, but you will be exposed to the full decline in the Lesser Performing Underlying and the Issuer will repay less than the full principal amount of the Notes at maturity, if anything, resulting in a percentage loss of principal equal to the negative Underlying Return of the Lesser Performing Underlying. Accordingly, you may lose a significant portion or all of your principal.

♦	Your return potential on the Notes is limited to the Monthly Coupons paid on the Notes until maturity or earlier call, and you will not participate in any appreciation of either Underlying — The return potential of the Notes is limited to the pre-specified per annum Coupon Rate, regardless of any appreciation of either Underlying. If the Notes are called at the election of the Issuer, you will not receive Monthly Coupons or any other payment after the applicable Call Settlement Date. Because the Notes could be called as early as approximately three months after the Trade Date, the total return on the Notes could be minimal. If the Notes are not called, you may be subject to the decline in the level of the Lesser Performing Underlying even though you will not participate in any appreciation of either Underlying. As a result, the return on an investment in the Notes could be less than the return on a direct investment in either or both Underlyings or the securities composing the Underlyings.

♦	You are exposed to the market risk of each Underlying with respect to the payment at maturity, if any — Your return on the Notes (other than the Monthly Coupons) is not linked to a basket consisting of the Underlyings. Rather, it will be contingent upon the independent performance of each Underlying. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each Underlying. Poor performance by either Underlying over the term of the Notes may negatively affect your return and will not be offset or mitigated by any increases or lesser declines in the level of the other Underlying. If the Notes have not been called prior to maturity and the Final Underlying Level of either Underlying is less than its Downside Threshold, you will be exposed to the full decline in the Lesser Performing Underlying. Accordingly, your investment is subject to the market risk of each Underlying.

♦	Because the Notes are linked to the Lesser Performing Underlying, you are exposed to greater risk of sustaining a significant loss of principal at maturity than if the Notes were linked to a single Underlying — The risk that you will lose a significant portion or all of your principal amount in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of a single Underlying. With two Underlyings, it is more likely that the Final Underlying Level of either Underlying will be less than its Downside Threshold and, therefore, it is more likely that you will suffer a significant loss of principal at maturity. In addition, the performance of the Underlyings may not be correlated or may be negatively correlated. The lower the correlation between two Underlyings, the greater the potential for one of those Underlyings to close below its Downside Threshold on the Final Valuation Date. See “Correlation of the Underlyings” below.

It is impossible to predict what the correlation between the Underlyings will be over the term of the Notes. The Underlyings represent different equity markets. The Nasdaq-100 Index® represents 100 of the largest non-financial companies listed on The Nasdaq Stock Market and the Russell 2000® Index represents the small-capitalization segment of the United States equity market. These different equity markets may not perform similarly over the term of the Notes.

Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Coupon Rate is determined, in part, based on the correlation of the Underlyings’ performance calculated using our internal models at the time when the terms of the Notes are finalized. A higher Coupon Rate is generally associated with lower correlation of the Underlyings, which reflects a greater potential for a loss of principal at maturity. The correlation referenced in setting the terms of the Notes is calculated using our internal models and is not derived from the returns of the Underlyings over the period set forth under “Correlation of the Underlyings” below. In addition, other factors and inputs other than correlation may impact how the terms of the Notes are set and the performance of the Notes.

♦	If the Issuer does not elect to call the Notes, the payment at maturity, if any, is calculated based solely on the performance of the Lesser Performing Underlying — If the Issuer does not elect to call the Notes pursuant to the Call Feature, the payment at maturity (other than the final Monthly Coupon), if any, will be linked solely to the performance of the Lesser Performing Underlying. As a result, in the event that the Final Underlying Level of the Lesser Performing Underlying is less than its Downside Threshold, the Underlying Return of only the Lesser Performing Underlying will be used to determine the payment at maturity (other than the final Monthly Coupon) on your Notes, and you will not benefit from the performance of the other Underlying, even if the Final Underlying Level of the other Underlying is greater than or equal to its Downside Threshold or Initial Underlying Level.

♦	Call and reinvestment risk — The Issuer may, in its sole discretion, call the Notes on any monthly Optional Call Notice Date, beginning on February 11, 2027, regardless of the Closing Level of either Underlying on that Optional Call Notice Date. If the Issuer elects to call the Notes early, the holding period over which you would receive the per annum Coupon Rate could be as short as approximately three months. In the event the Issuer calls the Notes, there is no guarantee that you would be able to reinvest the proceeds at a comparable return and/or with a comparable Coupon Rate for a similar level of risk.

It is more likely that the Issuer will call the Notes at its election prior to maturity to the extent that the Monthly Coupons payable on the Notes are greater than the interest that would be payable on other instruments issued by the Issuer of comparable maturity, terms and credit rating trading in the market. The greater likelihood of the Issuer calling the Notes in that environment increases the risk that you will not be able to reinvest the proceeds from the called Notes in an equivalent investment with a similar Coupon Rate. The Issuer is less likely to call the Notes prior to maturity when the Monthly Coupons on the Notes are less than the interest that would be payable on other comparable instruments issued by the Issuer. Therefore, the Notes are more likely to remain outstanding when the Monthly Coupons on the Notes are less than what would be payable on other comparable instruments.

♦	Any payment on the Notes (other than Monthly Coupons) will be determined based on the Closing Levels of the Underlyings on the dates specified — Any payment on the Notes (other than Monthly Coupons) will be determined based on the Closing Levels of the Underlyings on the dates specified. You will not benefit from any more favorable values of the Underlyings determined at any other time.

♦	Contingent repayment of principal applies only at maturity or upon any call at the election of the Issuer — You should be willing to hold your Notes to maturity or any call at the election of the Issuer. The market value of the Notes may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Notes prior to maturity in the secondary market, if any, you may have to sell them at a loss relative to your principal amount even if at that time the level of either or both Underlyings is greater than or equal to its Downside Threshold.

♦	A higher Coupon Rate and/or a lower Downside Threshold may reflect greater expected volatility of the Underlyings, which is generally associated with a greater risk of loss — Volatility is a measure of the degree of variation in the levels of the Underlyings over a period of time. The greater the expected volatilities of the Underlyings at the time the terms of the Notes are set, the greater the expectation is at that time that you may lose a significant portion or all of your principal at maturity. In addition, the economic terms of the Notes, including the Coupon Rate and the Downside Threshold, are based, in part, on the expected volatilities of the Underlyings at the time the terms of the Notes are set, where higher expected volatilities will generally be reflected in a higher Coupon Rate than the fixed rate we would pay on conventional debt securities of the same maturity and/or on otherwise comparable securities and/or a lower Downside Threshold as compared to otherwise comparable securities. Accordingly, a higher Coupon Rate will generally be indicative of a greater risk of loss while a lower Downside Threshold does not necessarily indicate that the Notes have a greater likelihood of returning your principal at maturity. You should be willing to accept the downside market risk of each Underlying and the potential loss of a significant portion or all of your principal at maturity.

♦	Owning the Notes is not the same as owning the securities composing either or both Underlyings — The return on your Notes may not reflect the return you would realize if you actually owned the securities composing either or both Underlyings. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the securities composing either Underlying would have.

♦	No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the level of either Underlying will rise or fall. There can be no assurance that the level of either Underlying will not close below its Downside Threshold on the Final Valuation Date. The level of each Underlying will be influenced by complex and interrelated political, economic, financial and other factors that affect that Underlying. You should be willing to accept the downside risks associated with equities in general and each Underlying in particular, and the risk of losing a significant portion or all of your principal amount.

♦	Tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of an Investment in the Notes?” on page PS-16 of this pricing supplement.

Risks Relating to the Issuer

♦	Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Notes.

♦	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority — Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Underlyings

♦	Each Underlying reflects the price return of the securities composing that Underlying, not the total return — The return on the Notes is based on the performance of the Underlyings, which reflects changes in the market prices of the securities composing each Underlying. Each Underlying is not a “total return” index that, in addition to reflecting those price returns, would also reflect dividends paid on the securities composing the applicable Underlying. Accordingly, the return on the Notes will not include such a total return feature.

♦	Adjustments to the Underlyings could adversely affect the value of the Notes — The sponsor of an Underlying may add, delete, substitute or adjust the securities composing that Underlying or make other methodological changes to that Underlying that could affect its performance. The Calculation Agent will calculate the value to be used as the Closing Level of an Underlying in the event of certain material changes in or modifications to that Underlying. In addition, the sponsor of an Underlying may also discontinue or suspend calculation or publication of that Underlying at any time. Under these circumstances, the Calculation Agent may select a successor index that the Calculation Agent determines to be comparable to the discontinued Underlying or, if no successor index is available, the Calculation Agent will determine the value to be used as the Closing Level of that Underlying. Any of these actions could adversely affect the value of the relevant Underlying and, consequently, the value of the Notes. See “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

♦	Non-U.S. securities risks with respect to the Nasdaq-100 Index® — Some of the equity securities composing the Nasdaq-100 Index® are issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities, such as the Notes, involve risks associated with the home countries of the issuers of those non-U.S. equity securities. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

♦	The Notes are subject to small-capitalization companies risk with respect to the Russell 2000® Index — The Russell 2000® Index tracks companies that are considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies, and therefore securities linked to the Russell 2000® Index may be more volatile than an investment linked to an index with component stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

♦	We may accelerate the Notes if a change-in-law event occurs — Upon the occurrence of legal or regulatory changes that may, among other things, prohibit or otherwise materially restrict persons from holding the Notes or an Underlying or its components, or engaging in transactions in them, the Calculation Agent may determine that a change-in-law event has occurred and accelerate the Maturity Date for a payment determined by the Calculation Agent in its sole discretion. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly, by the occurrence of those legal or regulatory changes. See “Terms of the Notes—Change-in-Law Events” in the accompanying prospectus supplement.

Risks Relating to Conflicts of Interest

♦	Dealer incentives — We, the Agents and affiliates of the Agents act in various capacities with respect to the Notes. The Agents and various affiliates may act as a principal, agent or dealer in connection with the Notes. We will not pay compensation to the Agents in connection with the distribution of the Notes.

♦	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes and each Underlying.

♦	Potential Barclays Bank PLC impact on the levels of the Underlyings — Trading or transactions by Barclays Bank PLC or its affiliates in the securities composing the Underlyings and/or over-the-counter options, futures or other instruments with returns linked to the performance of either or both Underlyings or the securities composing the Underlyings, may adversely affect the level of either Underlying and, therefore, the market value of the Notes.

♦	We and our affiliates may engage in various activities or make determinations that could materially affect your Notes in various ways and create conflicts of interest — We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to an Underlying or its components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Underlyings and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including those described in the accompanying prospectus supplement and under “—Risks Relating to the Underlyings” above. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

Risks Relating to the Estimated Value of the Notes and the Secondary Market

♦	There may be little or no secondary market for the Notes — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

♦	Many economic and market factors will impact the value of the Notes — Structured notes, including the Notes, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the Notes at issuance and their value in the secondary market. Accordingly, in addition to the levels of the Underlyings on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlyings;

♦	correlation (or lack of correlation) of the Underlyings;

♦	the time to maturity of the Notes;

♦	the market prices of, and dividend rates on, the securities composing the Underlyings;

♦	interest and yield rates in the market generally;

♦	supply and demand for the Notes;

♦	a variety of economic, financial, political, regulatory and judicial events; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦	The estimated value of your Notes is expected to be lower than the initial issue price of your Notes — The estimated value of your Notes on the Trade Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

♦	The estimated value of your Notes might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Notes on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Notes to you.

♦	The estimated value of the Notes is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Notes on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

♦	The estimated value of your Notes is not a prediction of the prices at which you may sell your Notes in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Notes and may be lower than the estimated value of your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

♦	The temporary price at which we may initially buy the Notes in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Notes — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Trade Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes. Please see “Additional Information Regarding Our Estimated Value of the Notes” on page PS-3 for further information.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the payment upon a call or at maturity for a $10 principal amount Note on a hypothetical offering of the Notes under various scenarios, with the assumptions set forth below.* You should not take these examples as an indication or assurance of the expected performance of the Notes. The examples below do not take into account any tax consequences from investing in the Notes. Numbers appearing in the examples below have been rounded for ease of analysis. In these examples, we refer to the Nasdaq-100 Index® and the Russell 2000® Index as the “NDX Index” and the “RTY Index,” respectively.

Term:	Approximately 1.25 years (unless called earlier at the election of the Issuer)
Hypothetical Coupon Rate:	10.60% per annum (or 0.8833% per month) (the bottom of the range of 10.60% to 11.10% per annum)
Hypothetical Monthly Coupon:	$0.0883 per month
Hypothetical Initial Underlying Level:	100.00 for the NDX Index and 100.000 for the RTY Index
Hypothetical Downside Threshold:	65.00 for the NDX Index and 65.000 for the RTY Index (which, with respect to each Underlying, is 65.00% of the hypothetical Initial Underlying Level of that Underlying)
Optional Call Notice Dates:	Monthly, beginning on February 11, 2027, as set forth under “Indicative Terms” in this pricing supplement

*	Terms used for purposes of these hypothetical examples may not represent the actual Coupon Rate, Initial Underlying Levels or Downside Thresholds. The actual Coupon Rate per annum will be set on the Trade Date. The hypothetical Initial Underlying Levels of 100.00 for the NDX Index and 100.000 for the RTY Index have been chosen for illustrative purposes only and may not represent likely actual Initial Underlying Levels for the Underlyings. The actual Initial Underlying Level and Downside Threshold of each Underlying will be based on the Closing Level of that Underlying on the Trade Date. For historical Closing Levels of the Underlyings, please see the historical information set forth under the sections titled “Nasdaq-100 Index®” and “Russell 2000® Index” below. We cannot predict the Closing Level of either Underlying on any day during the term of the Notes, including on the Final Valuation Date.

The examples below are purely hypothetical. These examples are intended to illustrate (a) the effect of an Issuer-elected call, (b) how the value of the payment at maturity on the Notes will depend on whether the Final Underlying Level of either Underlying is less than its Downside Threshold and (c) how the total return on the Notes may be less than the total return on a direct investment in either or both Underlyings in certain scenarios. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payments per Note over the term of the Notes to the $10 principal amount.

Example 1 — Issuer Elects to Call the Notes on the First Optional Call Notice Date

Date	Payment (per Note)
First Optional Call Notice Date	Issuer elects to call the Notes on the first Optional Call Notice Date, which occurs approximately three months after the Trade Date. Issuer previously paid the Monthly Coupon of $0.0883 on each of the first two Coupon Payment Dates. On the Call Settlement Date (which is the third Coupon Payment Date), Issuer pays principal plus Monthly Coupon of $0.0883.

Payment on Call Settlement Date:	$10.0883 ($10.00 + $0.0883)
Prior Monthly Coupons:	$0.1766 ($0.0883 × 2)
Total:	$10.2649
Total Return:	2.649%

On the first Optional Call Notice Date (which occurs approximately three months after the Trade Date), the Issuer elects to call the Notes. The Issuer will pay you on the Call Settlement Date $10.0883 per Note, which is equal to your principal amount plus the Monthly Coupon due on the Coupon Payment Date that is also the Call Settlement Date. No further amounts will be owed to you under the Notes.

In addition, the Issuer has previously paid the Monthly Coupon of $0.0883 on each of the first two Coupon Payment Dates. Accordingly, the Issuer will have paid a total of $10.2649 per Note for a total return of 2.649% on the Notes.

Example 2 — Notes Are NOT Called and the Final Underlying Level of Each Underlying Is At or Above Its Downside Threshold

Date	Final Underlying Level	Payment (per Note)
Optional Call Notice Dates	N/A	Issuer does NOT elect to call the Notes on any of the Optional Call Notice Dates. Therefore, the Issuer pays the Monthly Coupon of $0.0883 on each of the first fourteen Coupon Payment Dates that occur prior to the Final Valuation Date.

Final Valuation Date	NDX Index: 105.00 RTY Index: 70.000	Notes NOT callable. Final Underlying Level of each Underlying at or above its Downside Threshold; Issuer pays principal plus the final Monthly Coupon of $0.0883 on Maturity Date.

Payment at Maturity:	$10.0883 ($10.00 + $0.0883)
Prior Monthly Coupons:	$1.2362 ($0.0883 × 14)
Total:	$11.3245
Total Return:	13.245%

In this example, the Issuer does not elect to call the Notes and the Notes remain outstanding until maturity. Because the Final Underlying Level of each Underlying is greater than or equal to its Downside Threshold, the Issuer will pay you on the Maturity Date $10.0883 per Note, which is equal to your principal amount plus the final Monthly Coupon.

In addition, the Issuer has previously paid the Monthly Coupon of $0.0883 on each of the fourteen Coupon Payment Dates that occur prior to the Final Valuation Date. Accordingly, the Issuer will have paid a total of $11.3245 per Note for a total return of 13.245% on the Notes.

Example 3 — Notes Are NOT Called and the Final Underlying Level of At Least One Underlying Is Below Its Downside Threshold

Date	Final Underlying Level	Payment (per Note)
Optional Call Notice Dates	N/A	Issuer does NOT elect to call the Notes on any of the Optional Call Notice Dates. Therefore, the Issuer pays the Monthly Coupon of $0.0883 on each of the first fourteen Coupon Payment Dates that occur prior to the Final Valuation Date.

Final Valuation Date	NDX Index: 45.00 RTY Index: 110.000	Notes NOT callable. Final Underlying Level of NDX Index below its Downside Threshold. On the Maturity Date, the Issuer will pay the final Monthly Coupon, but will repay less than the principal amount, resulting in a percentage loss of principal equal to the decline of the Lesser Performing Underlying.

Payment at Maturity:	$4.5883 ($4.50 + $0.0883)
Prior Monthly Coupons:	$1.2362 ($0.0883 × 14)
Total:	$5.8245
Total Return:	-41.755%

In this example, the Issuer does not elect to call the Notes and the Notes remain outstanding until maturity. Because the Final Underlying Level of at least one Underlying is less than its Downside Threshold on the Final Valuation Date, at maturity, the Issuer will pay the final Monthly Coupon, but will repay less than the principal amount, resulting in a loss of principal proportionate to the decline of the Lesser Performing Underlying. The payment at maturity will be calculated as follows:

[$10 × (1 + Underlying Return of the Lesser Performing Underlying)] + final Monthly Coupon

Step 1: Calculate the Underlying Return of each Underlying:

Underlying Return of the NDX Index:

Final Underlying Level – Initial Underlying Level	=	45.00 – 100.00	= -55.00%
Initial Underlying Level		100.00

Underlying Return of the RTY Index:

Final Underlying Level – Initial Underlying Level	=	110.000 – 100.000	= 10.00%
Initial Underlying Level		100.000

Step 2: Determine the Lesser Performing Underlying. The NDX Index is the Underlying with the lower Underlying Return.

Step 3: Calculate the Payment at Maturity:

[$10 × (1 + Underlying Return of the Lesser Performing Underlying)] + final Monthly Coupon

= [$10 × (1 + -55.00%)] + $0.0883

= $4.50 + $0.0883

= $4.5883

In addition, the Issuer has previously paid the Monthly Coupon of $0.0883 on each of the fourteen Coupon Payment Dates that occur prior to the Final Valuation Date. Accordingly, the Issuer will have paid a total of $5.8245 per Note for a total return of -41.755% on the Notes.

What Are the Tax Consequences of an Investment in the Notes?

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Put Options and Deposits” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the Notes. Our special tax counsel believes that it is reasonable to treat a Note for U.S. federal income tax purposes as a put option (the “Put Option”) written by you to us with respect to the Lesser Performing Underlying, secured by a cash deposit equal to the initial issue price of the Notes (the “Deposit”), as shown below. If this treatment is respected, only a portion of each Monthly Coupon will be attributable to interest on the Deposit; the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”). By purchasing the Notes, you agree to treat the Notes for U.S. federal income tax purposes consistently with the treatment and allocation as described above. We will follow this approach in determining our information reporting responsibilities, if any.

Assuming the treatment and allocation described above are respected, interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to the taxable disposition of the Notes (including upon early redemption or at maturity). Assuming that you are an initial purchaser of Notes purchasing the Notes at the initial issue price for cash, (i) if your Notes are called or held to maturity and the Put Option expires unexercised (i.e., you receive a cash payment—not including the final Monthly Coupon—at maturity equal to the amount of the Deposit), you will recognize short-term capital gain in an amount equal to the total Put Premium received, and (ii) if, instead, the Put Option is deemed to be exercised at maturity (i.e., you receive a cash payment at maturity—not including the final Monthly Coupon—that is less than the amount of the Deposit), you will recognize short-term capital gain or loss in an amount equal to the difference between (x) the total Put Premium received and (y) the cash settlement value of the Put Option (i.e., the amount of the Deposit minus the cash you receive at maturity, not including the final Monthly Coupon).

There are, however, other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt for the Notes, in which case the timing and character of your income or loss could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on a number of issues, the most relevant of which for investors in the Notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. While it is not clear whether the Notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice. Purchasers who are not initial purchasers of Notes at the initial issue price should also consult their tax advisors with respect to the tax consequences of an investment in the Notes, including possible alternative treatments, as well as the allocation of the purchase price of the Notes between the Deposit and the Put Option.

The discussions above and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b).

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2029 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, we expect that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Notes. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

Consistent with the position described above, below are the portions of each Monthly Coupon that we intend, in determining our reporting responsibilities (if any), to treat as attributable to interest on the Deposit and to Put Premium:

Coupon Rate per Annum(1)	Interest on Deposit per Annum(1)	Put Premium per Annum(1)
%	%	%
(1)	To be determined on the Trade Date

Nasdaq-100 Index®

The Nasdaq-100 Index® (the “NDX Index”) is a modified market capitalization-weighted index that is designed to measure the performance of 100 of the largest non-financial companies listed on The Nasdaq Stock Market. For more information about the NDX Index, see “Indices—The Nasdaq-100 Index®” in the accompanying underlying supplement, as supplemented by the following updated information.

Nasdaq, Inc. (“Nasdaq”), the index sponsor of the NDX Index, recently implemented several changes to the methodology of the NDX Index, including changes to how market capitalization is determined for purposes of constituent selection and weighting, the introduction of an expedited “Fast Entry” process for certain large companies, the removal of the minimum free float requirement and the introduction of a cap on the share count used to determine the weight of low-float securities. These changes became effective on May 1, 2026 (with certain constituent and rebalancing adjustments first implemented during the June 2026 quarterly review). The information set forth below supersedes the information regarding the NDX Index included in the accompanying underlying supplement to the extent it is inconsistent.

For purposes of selecting the constituents of the NDX Index, Nasdaq now uses “Full Market Capitalization.” For companies represented by an American depositary receipt (“ADR”) that serves as a company’s primary global listing (a “Primary ADR”) and for direct (non-ADR) listings, Full Market Capitalization includes both listed and unlisted shares; for companies represented by an ADR where the underlying shares serve as the company’s primary global listing and are listed on a foreign market (a “Non-Primary ADR”), Full Market Capitalization is based on the value of the listed depositary shares only, and foreign-listed underlying shares and unlisted shares are excluded. For purposes of weighting the constituents of the NDX Index, Nasdaq uses “Modified Market Capitalization,” which takes into account only eligible listed share classes and disregards foreign-listed and unlisted shares.

In addition, there is no longer a minimum free float requirement for inclusion in the NDX Index, although, for purposes of determining Modified Market Capitalization, each low-float security’s share count is limited to the lesser of (i) its reported Total Shares Outstanding (“TSO”), or listed ADR shares in the case of an ADR, and (ii) three times the number of its free-floating shares or free-floating ADR shares, as applicable. Other than as a direct result of corporate actions, the NDX Index also no longer implements ad-hoc intra-quarter adjustments to a security’s TSO between scheduled rebalancing events.

The updated methodology also allows newly eligible securities (both initial public offerings and securities that have recently switched to an eligible exchange) to be added to the NDX Index on an expedited basis through a “Fast Entry” process if their Full Market Capitalization would rank within the top 40 current index constituents and they satisfy the applicable eligibility criteria. A Fast Entry inclusion will not require the removal of another security and may temporarily increase the number of constituents of the NDX Index above 100.

In addition, the updated methodology provides for quarterly reviews in March, June and September, during which index shares are adjusted for changes in TSO, index shares of low-float securities are adjusted to reflect changes in float, constituents that are ranked outside the top 125 by Full Market Capitalization are removed and, if necessary, replaced, and certain additional companies whose Full Market Capitalization ranks within the top 40 of current index constituents may be added without requiring a corresponding removal. Securities added to the NDX Index between annual reconstitutions, including through the Fast Entry process, as intra-quarter replacements or as part of a March, June or September rebalance, will have their initial weights determined using a linear interpolation process based on Modified Market Capitalization ranking.

Historical Information

The following graph sets forth the historical performance of the NDX Index from January 4, 2016 through November 6, 2026, based on the daily Closing Levels of the NDX Index. The Closing Level of the NDX Index on November 6, 2026 was 26,989.99. The dotted line represents a hypothetical Downside Threshold of 17,543.49, which is equal to 65.00% of the Closing Level of the NDX Index on November 6, 2026. The actual Downside Threshold for the NDX Index will be determined on the Trade Date and will be based on the Initial Underlying Level of the NDX Index.

We obtained the Closing Levels of the NDX Index from Bloomberg Professional® service (“Bloomberg”), without independent verification. Historical performance of the NDX Index should not be taken as an indication of future performance. Future performance of the NDX Index may differ significantly from historical performance, and no assurance can be given as to the Closing Level of the NDX Index during the term of the Notes, including on the Final Valuation Date. We cannot give you assurance that the performance of the NDX Index will not result in a loss of your principal amount.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Russell 2000® Index

The Russell 2000® Index (the “RTY Index”) measures the capitalization-weighted price performance of 2,000 U.S. small-capitalization stocks listed on eligible U.S. exchanges and is designed to track the performance of the small-capitalization segment of the U.S. equity market. For more information about the RTY Index, see “Indices—The Russell Indices” in the accompanying underlying supplement.

Historical Information

The following graph sets forth the historical performance of the RTY Index from January 4, 2016 through November 6, 2026, based on the daily Closing Levels of the RTY Index. The Closing Level of the RTY Index on November 6, 2026 was 2,754.105. The dotted line represents a hypothetical Downside Threshold of 1,790.168, which is equal to 65.00% of the Closing Level of the RTY Index on November 6, 2026. The actual Downside Threshold for the RTY Index will be determined on the Trade Date and will be based on the Initial Underlying Level of the RTY Index.

We obtained the Closing Levels of the RTY Index from Bloomberg, without independent verification. Historical performance of the RTY Index should not be taken as an indication of future performance. Future performance of the RTY Index may differ significantly from historical performance, and no assurance can be given as to the Closing Level of the RTY Index during the term of the Notes, including on the Final Valuation Date. We cannot give you assurance that the performance of the RTY Index will not result in a loss of your principal amount.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Correlation of the Underlyings

The following graph sets forth the historical performances of the Nasdaq-100 Index® and the Russell 2000® Index from January 4, 2016 through November 6, 2026, based on the daily Closing Levels of the Underlyings. For comparison purposes, each Underlying has been normalized to have a Closing Level of 100.00 on January 4, 2016 by dividing the Closing Level of that Underlying on each day by the Closing Level of that Underlying on January 4, 2016 and multiplying by 100.00.

We obtained the Closing Levels used to determine the normalized Closing Levels set forth below from Bloomberg, without independent verification. Historical performance of the Underlyings should not be taken as an indication of future performance. Future performance of the Underlyings may differ significantly from historical performance, and no assurance can be given as to the Closing Levels of the Underlyings during the term of the Notes, including on the Final Valuation Date. We cannot give you assurance that the performances of the Underlyings will not result in a loss of your principal amount.

PAST PERFORMANCE AND CORRELATION OF THE UNDERLYINGS ARE NOT INDICATIVE OF FUTURE PERFORMANCE OR CORRELATION.

The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the returns of those Underlyings were similar to each other over a given period in terms of timing and direction. The correlation between a pair of Underlyings is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the value of both Underlyings are increasing together or decreasing together and the ratio of their returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the returns of that pair of Underlyings) and -1.0 indicating perfect negative correlation (i.e., as the value of one Underlying increases, the value of the other Underlying decreases and the ratio of their returns has been constant).

The closer the relationship of the returns of a pair of Underlyings over a given period, the more positively correlated those Underlyings are. The graph above illustrates the historical performance of each Underlying relative to each other over the time period shown and provides an indication of how close the relative performance of each Underlying has historically been to the other Underlying. However, the graph does not provide a precise measurement of the correlation of the Underlyings. Moreover, any historical correlation of the Underlyings is not indicative of the degree of correlation of the Underlyings, if any, that will be experienced over the term of the Notes.

The lower (or more negative) the correlation between the Underlyings, the less likely it is that the Underlyings will move in the same direction at the same time and, therefore, the greater the potential for one of the Underlyings to close below its Downside Threshold on the Final Valuation Date. This is because the less positively correlated the Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. However, even if the Underlyings have a higher positive correlation, one or both of the Underlyings might close below its Downside Threshold on the Final Valuation Date, as both of the Underlyings may decrease in value together.

Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Coupon Rate is determined, in part, based on the correlation of the Underlyings’ performance calculated using our internal models at the time when the terms of the Notes are finalized. A higher Coupon Rate is generally associated with lower correlation of the Underlyings, which reflects a greater potential for a loss of principal at maturity. The correlation referenced in setting the terms of the Notes is calculated using our internal models and is not derived from the returns of the Underlyings over the period set forth above. In addition, other factors and inputs other than correlation may impact how the terms of the Notes are set and the performance of the Notes.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents,” and the Agents have agreed to purchase, all of the Notes at the initial issue price indicated on the cover of this pricing supplement. All sales of the Notes will be made to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment advisor. UBS Financial Services Inc. will act as placement agent at an initial issue price of $10 per Note and will not receive a sales commission.

We or our affiliates have entered or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement.